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Exhibit (b)(1)

BANK ONE, NA 1 Bank One Plaza Chicago, Illinois 60670	CREDIT SUISSE FIRST BOSTON Eleven Madison Avenue New York, NY 10010
CONFIDENTIAL
November 25, 2003
EXCO Resources, Inc. 6500 Greenville Avenue Suite 600, L.B. 17 Dallas, Texas 75206
Attention of:	Douglas H. Miller Chief Executive Officer

EXCO Resources, Inc.
$325,000,000 Senior Secured Credit Facilities
$125,000,000 Senior Increasing Rate Bridge Facility
Commitment Letter

Ladies and Gentlemen:

        You have advised Credit Suisse First Boston (together with its affiliates, "CSFB") and Bank One, NA ("Bank One"), that EXCO Resources, Inc., a Texas corporation ("EXCO" or "you"), intends to acquire (the "Acquisition") all the capital stock of North Coast Energy, Inc, a Delaware corporation (the "Company"), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to such terms in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Senior Facility Term Sheet")).

        You have further advised CSFB and Bank One that, in connection therewith, (a) the Borrowers will amend the existing senior secured revolving credit facilities described in the Senior Facility Term Sheet, to increase the aggregate principal amount of such facilities to an amount up to $325,000,000 (as amended and increased subject to and in accordance with the terms hereof, the "Senior Facilities"), and (b) you will either (i) issue not less than $200,000,000 in aggregate principal amount of senior notes (the "Senior Notes") in a public offering or in a Rule 144A or other private placement or (ii) if you are unable to issue the Senior Notes on or prior to the Closing Date, borrow up to $125,000,000 of senior increasing rate loans (the "Bridge Loans") under the senior credit facility (the "Bridge Facility") described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the "Bridge Term Sheet" and, together with the Senior Facility Term Sheet, the "Term Sheets"). The Senior Facilities and the Bridge Facility are collectively referred to herein as the "Facilities". In the event you issue the Senior Notes, the aggregate amount of the Senior Facilities will be reduced by an amount equal to $1.00 for each $4.00 in aggregate principal amount of the Senior Notes issued, and the entire amount of such reduction shall be applied to the US Revolving Facility. You have also advised CSFB and Bank One that in connection with the Acquisition you may consummate the volumetric production payment for a portion of the oil and gas properties of the Company as described in the Term Sheets (the "VPP"). In the event the VPP is consummated, the aggregate amount of the Senior Facilities shall be $200,000,000 less the reduction required in the US Revolving Facility pursuant to the preceding sentence and further reduced by an amount equal to $0.75 for each $1.00 in aggregate principal amount of Senior Notes issued in excess of $250,000,000. In addition, if you consummate the VPP and you are unable to issue the Senior Notes by the Closing Date, the aggregate principal amount of the Bridge Facility shall not exceed $90,000,000.

        In connection with the foregoing, (i) CSFB is pleased to advise you of its commitment to provide 50% of the Senior Facilities and 62.5% of the Bridge Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, the "Commitment Letter"), and (ii) Bank One is pleased to advise you of its commitment to provide 50% of the Senior Facilities and 37.5% of the Bridge Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of the foregoing commitments is several and not joint and has been approved by the internal credit authorities of CSFB and Bank One, respectively.

        You hereby appoint CSFB and Bank One's affiliate, Banc One Capital Markets, Inc. ("BOCM", and collectively, with CSFB, the "Arrangers"), to act, and each of the Arrangers hereby agrees to act as joint lead arrangers for the Facilities. You hereby appoint BOCM to act, and BOCM hereby agrees to act as sole bookrunner for the Senior Facilities. You hereby appoint CSFB to act, and CSFB hereby agrees to act as sole bookrunner for the Bridge Facility. In addition, Bank One hereby agrees to act as exclusive administrative agent with respect to the Senior Facilities, and CSFB hereby agrees to act as exclusive administrative agent with respect to the Bridge Facilities. Each of CSFB, BOCM and Bank One (collectively, "we" or "us"), in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

        The Arrangers intend to syndicate the Facilities to other financial institutions identified by the Arrangers in consultation with and reasonably acceptable to you (collectively, the "Lenders"). The Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Arrangers in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of the Borrowers, (b) direct contact between senior management, representatives and advisors of the Borrowers and the proposed Lenders, (c) assistance by the Borrowers in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials to be used in connection with the syndications, (d) using commercially reasonable efforts to cause the Company to provide information needed to prepare the Confidential Information Memorandum and make its senior management, representatives and advisors available to the Arrangers, (e) prior to the launch of the syndications, the obtaining of ratings for each of the Facilities and the Senior Notes from each of Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's") and (f) the hosting, with the Arrangers, of one or more meetings of prospective Lenders.

        The Arrangers, in consultation with you, will jointly manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed), will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to the Arrangers all information with respect to EXCO Holdings Inc. ("EXCO Holdings"), the Borrowers, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as either of the Arrangers may reasonably request. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to any of us by you or any of your representatives with respect to EXCO Holdings and its subsidiaries and, to your knowledge after due inquiry, with respect to the Company and its subsidiaries, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to each of us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are

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reasonable at the time made and at the time the related Projections are made available to each of us. You agree that if at any time prior to the closing of the Facilities you become aware or have reason to believe that any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, the Arrangers will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

        As consideration for the commitments of CSFB and Bank One hereunder and the agreement of CSFB and BOCM to perform the services described herein, you agree to pay to us the nonrefundable fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter").

        The commitments of CSFB and Bank One hereunder and the agreements of CSFB and BOCM to perform the services described herein are subject to (a) our not having discovered or otherwise become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, operations or financial condition of the Company and its subsidiaries, taken as a whole, or the Projections, (b) there not having occurred any event, change or condition that has been, or is reasonably likely to be, materially adverse to the business, operations or financial condition of EXCO and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, in each case since December 31, 2002, or EXCO Holdings since its formation (it being acknowledged by us that "materially adverse" shall not mean (i) any adverse effect on the Company and its subsidiaries, taken as a whole, caused by (1) changes in the economy, or in the industry in which the Company and its subsidiaries conduct business, (2) any change in the market price or trading volume of the Company's stock after the date hereof, (3) the announcement or existence of the Acquisition, including, but not limited to the proposed tender offer or the subsequent merger in connection therewith, or (ii) any adverse effect on EXCO and its subsidiaries, taken as a whole, caused by (1) the "going private" transaction or (2) the incurrence by EXCO of the existing term credit facility), (c) the absence of a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high yield securities in particular, in each case which, in either Arranger's judgment, could reasonably be expected to impair the syndication of the Facilities or the placement of the Senior Notes, (d) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of EXCO Holdings, the Borrowers, the Company or their respective subsidiaries being offered, placed or arranged (other than the Senior Notes), (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to us and our counsel (it being understood that to the extent addressed herein, such definitive documentation shall be consistent with the terms hereof), (f) the Arrangers having been afforded a period of at least 20 consecutive days (excluding the period commencing December 20, 2003 and ending January 4, 2004) following the launch of the general syndication of the Facilities (the launch of which is expected to commence as soon as practicable after the receipt by the Arrangers of a fully executed copy of the Merger Agreement) and immediately prior to the Closing Date to syndicate the Facilities, (g) your compliance with the terms of the Fee Letter and (h) the other conditions set forth or referred to in the Term Sheets and the other exhibits hereto.

        You agree (a) to indemnify and hold harmless each of us and our respective affiliates and their and our respective officers, directors, employees, agents, members, controlling persons and successors and assigns from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions, the Facilities or any related

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transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each of us from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of any of our due diligence investigation, consultants' fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

        You acknowledge that CSFB, Bank One and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of us and none of our respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and none of us will furnish any such information to other companies. You also acknowledge that none of us and none or our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by any of us or any of our respective affiliates from other companies.

        This Commitment Letter shall not be assignable by you without the prior written consent of each of us (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and indemnified persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons) and is not intended to create a fiduciary relationship between the parties hereto. Each of CSFB and Bank One may assign its commitment hereunder to any of its affiliates or any Lender. Any such assignment to an affiliate will not relieve CSFB or Bank One from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall release CSFB or Bank One, as the case may be, from the portion of its commitment hereunder so assigned. Any and all obligations (including its commitment) of, and services to be provided by, each of us hereunder may be performed and any and all rights of each of us hereunder may be exercised by or through any of our respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON

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BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

        Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheets or the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), provided that you may disclose this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof, except to the extent required by applicable law) (i) to the Company and its attorneys, accountants and advisors, on a confidential and need-to-know basis, (ii) as required by any public filing requirement in connection with the Acquisition and (iii) in any prospectus or other offering memorandum relating to the Senior Notes.

        Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

        The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of CSFB and Bank One hereunder.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to each of the Arrangers executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 26, 2003. The commitments of CSFB and Bank One hereunder and the agreements of CSFB, BOCM and Bank One contained herein will expire at such time in the event that the Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Facilities does not occur on or before February 15, 2004, then this Commitment Letter and the commitments and undertakings hereunder shall automatically terminate unless each of us shall, in our individual discretion, agree in writing to an extension. Before such date, any of us may terminate this Commitment Letter if the Merger Agreement is not executed and delivered by the parties thereto by 5:00 p.m., New York City time, on December 15, 2003, or if we are notified by you that it is unlikely you will satisfy one or more of any conditions precedent set forth or referred to herein or in the Term Sheets or the other exhibits hereto.

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        Each of us is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch,
		By:	/s/ ALEXIS MAGED Name: Alexis Maged Title: Director
		By:	/s/ JAMES MORAN Name: James Moran Title: Director
BANK ONE, NA (main office Chicago)
		By:	/s/ WM. MARK CRANMER Name: Wm. Mark Cranmer Title: Bank One Capital Markets
BANC ONE CAPITAL MARKETS, INC.
		By:	/s/ WM. MARK CRANMER Name: Wm. Mark Cranmer Title: Director, Bank One Capital Markets, Inc.
Accepted and agreed to as of the date first above written:
EXCO RESOURCES, INC.,
By	/s/ J. DOUGLAS RAMSEY Name: J. Douglas Ramsey Title: Vice President & CFO

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CONFIDENTIAL November 25, 2003	EXHIBIT A

EXCO Resources, Inc.
$325,000,000 Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

Borrowers:
EXCO Resources, Inc., a Texas corporation ("EXCO"), EXCO Operating, LP, a Delaware limited partnership ("EXCO Operating" and, together with EXCO, the "US Borrowers"), and Addison Energy Inc., an Alberta, Canada corporation (the "Canadian Borrower" and, together with the US Borrowers, the "Borrowers").
Acquisition:
A Delaware corporation ("Merger Sub"), all of the outstanding capital stock of which is owned by EXCO, intends to acquire all the capital stock of North Coast Energy, Inc. (the "Company") pursuant to a tender offer for such capital stock (the "Tender Offer") and an agreement and plan of merger (the "Merger Agreement") to be entered into among EXCO, Merger Sub and the Company. In connection with the Acquisition (as defined in the Commitment Letter), (a) Merger Sub will be merged with and into the Company and the existing capital stock of the Company (other than shares held by dissenting stockholders that properly exercise their appraisal rights) will be converted into the right to receive not more than $170,000,000 in cash (the "Acquisition Consideration"), (b) the Borrowers will amend the Existing Senior Facilities (as defined below) as contemplated herein, (c) the US Borrowers will repay all amounts outstanding under, and terminate, the Senior Term Credit Agreement executed as of October 17, 2003, by and among the US Borrowers, EXCO Holdings Inc., a Delaware corporation ("EXCO Holdings"), Taurus Acquisition, Inc., a Texas corporation ("Taurus"), the institutions named therein as lenders and Bank One, NA, as Administrative Agent (the "Existing Term Debt"), and cause all guarantees and liens related to the Existing Term Debt to be released and discharged, (d) existing long-term debt of the Company in the aggregate amount of approximately $57,000,000 will be paid in full, (e) EXCO will either (i) issue not less than $200,000,000 in aggregate principal amount of its senior notes (the "Senior Notes") in a public offering or in a Rule 144A or other private placement or (ii) if EXCO is unable to issue the Senior Notes prior to the date the Acquisition is consummated, borrow not less than $125,000,000 (or not more than $90,000,000 if the VPP (as defined below) is consummated) of senior increasing rate loans (the "Bridge Loans") under a new senior credit facility (the "Bridge Facility"), (f) the Company may receive on or within five (5) business days after the Closing Date an advance payment of not less than $150,000,000 from the sale of not more than 50,000,000 mmbtu of the anticipated future production of natural gas from the oil and gas properties owned by the Company on terms and conditions acceptable to the Arrangers and the Agent (each as defined below) if EXCO elects to cause the Company to make such sale (the "VPP") and (g) fees and expenses consisting of investment banking fees, bonus and severance payments to employees of the Company, an early termination penalty with respect to the Company's interest rate swap, legal fees and expenses for the various parties and financing fees and costs, in each case, incurred in connection with the foregoing and in an aggregate amount not to exceed $25,000,000 (the "Transaction Costs") will be paid. The transactions described in this paragraph, together with the Acquisition, are collectively referred to herein as the "Transactions".
Sources and Uses:
The approximate sources and uses of the funds necessary to consummate the Transactions are set forth in Exhibits C-1 and C-2 to the Commitment Letter (the "Commitment Letter") to which this Term Sheet is attached.
Agent:
Bank One, NA, acting through one or more of its branches or affiliates ("Bank One"), will continue to act as sole and exclusive administrative agent and collateral agent (collectively, the "Agent") for each syndicate of financial institutions (together with Bank One, the "Lenders") party to the Senior Facilities (as defined below) and will perform the duties customarily associated with such roles.
Sole Bookrunner and Joint Lead Arrangers:
Bank One's affiliate, Banc One Capital Markets, Inc. ("BOCM") and CSFB, acting through one or more of its branches or affiliates ("CSFB"), will act as joint lead arrangers for the Senior Facilities (the "Arrangers") and will perform the duties customarily associated with such roles. BOCM will act as sole bookrunner for the Senior Facilities and will perform the duties customarily associated with such role.

Senior Facilities:	(A)
The existing Second Amended and Restated Credit Agreement (the "Existing US Facility") executed as of July 29, 2003 by and among the US Borrowers, the institutions named therein as lenders and Bank One, as Administrative Agent, will be amended to increase the aggregate principal amount in an amount to be determined, which together with the amount of Canadian Credit Facility (as defined below) does not exceed $325,000,000 (or $200,000,000 if the VPP is consummated) (the "US Revolving Facility"). Up to $10,000,000 of the amount of the US Revolving Facility will be available in the form of letters of credit.
(B)
The existing Second Amended and Restated Credit Agreement (the "Existing Canadian Facility" and, together with the Existing US Facility, the "Existing Senior Facilities") executed as of July 29, 2003 by and among the Canadian Borrower, the institutions named therein as lenders and Bank One, NA, Canada Branch, as Administrative Agent, will be amended to increase the aggregate principal amount in an amount to be determined, which together with the amount of the US Revolving Facility does not exceed $325,000,000 (or $200,000,000 if the VPP is consummated) (the "Canadian Revolving Facility" and, together with the US Revolving Facility, the "Senior Facilities").
Purpose:	(A)
A portion of the proceeds from the increase in the Existing Senior Facilities, together with cash on hand at the Company and the proceeds of the Senior Notes or Bridge Loans, will be used by the Borrowers, on the effective date of the Senior Facilities (the "Closing Date"), (a) to pay the Acquisition Consideration, (b) to repay the Existing Term Debt, (c) to refinance existing debt of the Company and (d) to pay the Transaction Costs.
(B)
The remaining proceeds of the Senior Facilities (other than loans described in the preceding paragraph) will be used by the Borrowers solely for working capital and general corporate purposes, including permitted acquisitions of oil and gas properties.
	(C)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by EXCO and its subsidiaries.
Availability:		Availability under each Senior Facility shall be subject to the then effective Borrowing Base (as defined below), available on a revolving basis prior to the final maturity thereof.

Borrowing Base:
The "Borrowing Base" for each of the Senior Facilities, at any time, shall be the loan value to be assigned to the proved reserves attributable to (i) in the case of the US Revolving Facility, EXCO's and its domestic subsidiaries' and (ii) in the case of the Canadian Revolving Facility, the Canadian Borrower's and its subsidiaries' oil and gas properties. Each such Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below, and may be subject to interim adjustments in connection with sales or acquisitions of assets. Each redetermination or adjustment will be made at the sole discretion of the Required Lenders (as defined below), except that, increases in the size of the Borrowing Base of each Senior Facility will require the approval of 100% of the Lenders under such Senior Facility. Scheduled Borrowing Base redeterminations will be on a semi-annual basis each May 1 and November 1, beginning May 1, 2004 (the "Redetermination Dates"), based upon a reserve report prepared as of the immediately preceding March 1 and September 1, respectively (the "Reserve Report"). The January 1 Reserve Report will be prepared or audited by Lee Keeling & Associates or one or more other Independent Petroleum Engineering firms reasonably acceptable to the Agent and CSFB, and the July 1 Reserve Report will be prepared internally by the Borrower, in a form reasonably acceptable to the Agent and CSFB. In addition, (i) a redetermination of the Borrowing Base shall be made if any portion of the Bridge Facility is funded and (ii) unscheduled redeterminations of the Borrowing Base may be made (x) at any time at the request of the Required Lenders, (y) not more than once between Redetermination Dates at the request of Borrowers and (z) at any time that EXCO Holdings or any of its subsidiaries issues any indebtedness or capital stock that results in net proceeds in excess of $2,500,000.

The aggregate Borrowing Base of the Senior Facilities initially will be set at $325,000,000 (or $200,000,000 if the VPP is consummated) (with the allocations between the US Revolving Facility and the Canadian Revolving Facility to be determined). The Borrowing Base as so determined will remain the Borrowing Base in effect until the next scheduled redetermination thereof or until such amount is otherwise adjusted as described herein. Upon the issuance of the Senior Notes, whether prior to or on or after the Closing Date, the aggregate Borrowing Base of the Senior Facilities then in effect will be reduced by an amount equal to $1.00 for each $4.00 in principal amount of Senior Notes issued and, if the VPP is consummated, further reduced by an amount equal to $0.75 for each $1.00 in principal amount of Senior Notes issued in excess of $250,000,000.
Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2% per annum.
Letters of Credit:
Letters of credit under the US Revolving Facility will be issued by the Agent (the "Issuing Bank"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the US Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional 12-month periods (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the applicable US Borrower on the same business day. To the extent that such US Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the US Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective US Revolving Facility commitments.
The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.
Final Maturity and Amortization:	Each of the Senior Facilities will mature on the date that is three years after the Closing Date.
Guarantees:
All obligations of the US Borrowers under the US Revolving Facility and under any interest rate protection with respect to the US Revolving Facility or commodity price protection, or other hedging arrangements entered into with a Lender or any affiliate thereof ("US Hedging Arrangements") will be unconditionally guaranteed (the "US Guarantees") by EXCO Holdings Inc. ("EXCO Holdings") and by each existing and subsequently acquired or organized material domestic subsidiary of EXCO, other than the holders of the equity interests of EXCO Operating unless such holders are required to guarantee the Senior Notes, in which case such holders shall also provide a US Guarantee (the "US Subsidiary Guarantors").

All obligations of the Canadian Borrower under the Canadian Revolving Facility and under any interest rate protection with respect to the Canadian Revolving Facility or commodity price protection or other hedging arrangements entered into with a Lender or any affiliate thereof ("Canadian Hedging Arrangements") will be unconditionally guaranteed (the "Canadian Guarantees" and, together with the US Guarantees, the "Guarantees") by the US Borrowers, the US Subsidiary Guarantors and each existing and subsequently acquired or organized material subsidiary of the Canadian Borrower (the "Canadian Subsidiary Guarantors" and, together with the US Subsidiary Guarantors, the "Subsidiary Guarantors").

Security:
The US Revolving Facility, the US Guarantees and any US Hedging Arrangements will be secured by substantially all the assets of EXCO Holdings, the US Borrowers and each US Subsidiary Guarantor (collectively, the "US Collateral"), including but not limited to: (a) a perfected first-priority pledge of all the capital stock of EXCO and all of the partnership interests of EXCO Operating, (b) a perfected first-priority pledge of all the equity interests (i.e., capital stock, membership interests and partnership interests) of each subsidiary of EXCO (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the US Borrowers) and (c) a perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the US Borrowers and the US Subsidiary Guarantors (including but not limited to a first lien mortgage, deed of trust and assignment of production covering substantially all of their respective oil and gas properties (except for properties representing not more than 20% of the aggregate Engineered Value (as defined in the Existing US Facility) of such oil and gas properties calculated on a pro forma basis), accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, commercial tort claims, letter of credit rights and proceeds of the foregoing). In addition, EXCO shall, at all times, cause Taurus to hold that certain intercompany note from the Canadian Borrower to Taurus, dated October 17, 2003, in the original principal amount of C$100,000,000 (the "Addison Note"), and Taurus shall be prohibited from, among other things, incurring any indebtedness or other obligations other than its US Guarantee and, subject to subordination terms reasonably acceptable to the Agent and the Required Lenders, its guarantee of the Bridge Loans in the event the Bridge Facility is funded.

The Canadian Revolving Facility, the Canadian Guarantees and any Canadian Hedging Arrangements will be secured by substantially all the assets of the Canadian Borrower and each Canadian Subsidiary Guarantor (collectively, the "Canadian Collateral" and, together with the US Collateral, the "Collateral"), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by the Canadian Borrower or any Canadian Subsidiary Guarantor and (b) a perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Canadian Borrower and each Canadian Subsidiary Guarantor (including but not limited to a first lien mortgage, deed of trust and assignment of production covering substantially all of the Canadian Borrower's oil and gas properties (except for properties representing not more than 20% of the aggregate Engineered Value (as defined in the Existing Canadian Facility) of such oil and gas properties calculated on a pro forma basis), accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash and proceeds of the foregoing).

A review of title reasonably satisfactory to the Agent will be required in connection with the oil and gas properties referenced above (it being understood that the title condition may include such exceptions as the Agent determines to be reasonably acceptable). All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent and CSFB, and none of the Collateral shall be subject to any pledges, security interests or mortgages (other than Permitted Liens (to be defined)).
Mandatory Prepayments:
At any time when the aggregate amount of the outstanding borrowings under either of the Senior Facilities shall exceed the Borrowing Base of such Facility, the applicable Borrower or Borrowers, as the case may be, will be required, at such Borrower's election, to either immediately prepay borrowings or provide substitute collateral satisfactory to all of the Lenders to eliminate such excess, or repay such excess in six equal monthly installments with interest, unless such excess arises as a result of an asset sale in which event such Borrower must immediately prepay borrowings to eliminate such excess.

In the event EXCO Holdings or any of its subsidiaries receives a payment on the Addison Note at any time that an event of default exists under the Senior Facilities, the proceeds of such payment shall be applied to the prepayment of the US Revolving Facility and then to the prepayment of the Canadian Revolving Facility.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the Senior Facilities commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts of $1,000,000 or increments of $1,000,000 in excess thereof, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.
Representations and Warranties:
Usual for facilities and transactions of this type and others to be reasonably specified by the Agent and CSFB and, except for changes required as a result of the Transactions, consistent with the Existing Senior Facilities, including, without limitation, accuracy of financial statements and other information in all material respects; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including benefits, margin regulations and environmental laws); payment of taxes; ownership of properties; consummation of the Acquisition; inapplicability of the Investment Company Act and the Public Utility Holding Company Act; solvency; effectiveness of governmental approvals; labor matters; tax matters; corporate existence, authorization and organization matters; environmental matters; regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:
Usual for facilities and transactions of this type, those specified below and others to be reasonably specified by the Agent and CSFB, including, without limitation, delivery of satisfactory legal opinions, audited financial statements and other financial information; first-priority perfected security interests in the Collateral (free and clear of all liens other than liens expressly permitted by the Lenders); execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; evidence of authority; receipt of any required governmental or third-party approvals or consents; absence of any actual or threatened litigation, proceeding or action seeking to restrain, prevent or impose burdensome conditions on the Transactions; establishment of an oil and natural gas hedging program consistent with the pricing assumptions contained in the Projections; evidence reasonably satisfactory to the Agent and CSFB that, as of the Closing Date and after giving effect to the Transactions, the Borrowers have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Senior Notes or Bridge Loans (and the VPP if the VPP is consummated), (c) preferred stock of EXCO Holdings outstanding on the date of the Commitment Letter and (d) other limited indebtedness to be agreed upon, and that the Borrowers will be in compliance with the financial covenants set forth in the Senior Facilities, on a pro forma basis; the receipt by the Arrangers and the Agent of (x) title opinions and/or title information reasonably satisfactory to the Agent and the Arrangers showing good and defensible title to a portion of the oil and gas properties of the Company specified by the Agent and the Arrangers and (y) evidence that all Lenders under the Senior Facilities are subject to the intercreditor agreement among the Lenders under such Senior Facilities; absence of any material adverse change (as described in the Commitment Letter); the valid tender (without withdrawal) of not less than 90% of the outstanding shares of the Company pursuant to the Tender Offer; evidence reasonably satisfactory to the Agent and CSFB that, immediately after the initial borrowing under the Senior Facilities, Merger Sub will be merged with and into the Company and each of the other Transactions shall be consummated on terms reasonably satisfactory to the Agent and CSFB, including the receipt by Merger Sub and the Company of requisite shareholder approval of the merger and the exercise of dissenters or appraisal rights by the holders of not more than 10% of the Company's outstanding shares; payment of fees and expenses; minimum availability under the Senior Facilities of $15,000,000 after giving effect to the Acquisition; and obtaining of satisfactory insurance.

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties and absence of defaults.
Affirmative Covenants:
Usual for facilities and transactions of this type and others to be reasonably specified by the Agent and CSFB (to be applicable, in a manner consistent with the Existing Senior Facilities, to EXCO Holdings, each Borrower and their respective subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements, other financial information and information required under the U.S.A. Patriot Act; delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; payment of taxes; maintenance of a commodity price hedging program consistent with the pricing assumptions contained in the Projections; providing and maintaining satisfactory title information with respect to a percentage of the oil and gas properties of each Borrower and its subsidiaries as determined by the Agent and CSFB; and delivery of annual assessments and reports from an independent petroleum engineering firm satisfactory to the Agent and CSFB, in form and substance satisfactory to the Agent and CSFB, identifying the Engineered Value of the oil and gas properties of the Borrowers and the Subsidiary Guarantors at the time of such assessment and report.
Negative Covenants:
Usual for facilities and transactions of this type and others to be reasonably specified by the Agent and CSFB (to be applicable, in a manner consistent with the Existing Senior Facilities, to EXCO Holdings, each Borrower and their respective subsidiaries), including, without limitation, prohibition of dividends on, and redemptions and repurchases of, capital stock and other equity interests; limitations on prepayments, redemptions and repurchases of debt (other than (i) loans under the Senior Facilities and (ii) the prepayment of Bridge Loans with the proceeds of any Refinancing Debt (as defined in Exhibit B hereof) or equity issued on terms permitted under the Senior Facilities after the Closing Date); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes to organizational documents; limitations on changes in business conducted by EXCO Holdings and its subsidiaries; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

Selected Financial Covenants:
Financial covenants for EXCO Holdings and its subsidiaries, on a consolidated basis, measured quarterly (with financial definitions to be agreed upon and including the VPP as debt if the VPP is consummated) consisting of (a) a minimum current ratio of 1.00 to 1.00, (b) a minimum interest coverage ratio of 2.50 to 1.00, (c) a maximum total debt ratio of 4.25 to 1.00 until June 30, 2004, and 4.00 to 1.00 on June 30, 2004 and thereafter and (d) a maximum senior debt ratio of 3.25 to 1.00 until June 30, 2004, and 3.00 to 1.00 on June 30, 2004 and thereafter.
Events of Default:
Usual for facilities and transactions of this type and others to be reasonably specified by the Agent and CSFB, including, without limitation, nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross default to other indebtedness of $5,000,000 or more, bankruptcy, material monetary judgments, benefits events, actual or asserted invalidity of guarantees or security documents and Change in Control (to be defined). The consent of sixty-six and two-thirds percent (66 2/3%) or more of the aggregate commitments of all Lenders under both of the Senior Facilities, taken as a whole, shall be required to accelerate any amounts due under the Senior Facilities.
Voting:
Amendments, waivers and consents with respect to the definitive credit documentation will require the approval of Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the aggregate amount of the loans and commitments under the respective Senior Facility (the "Required Lenders"), except that the consent of all Lenders under such facility shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) increases in the Borrowing Base, (c) reductions of principal, interest or fees, (d) extensions of final maturity or scheduled amortization or postponing the date for payment of any interest or fees, (e) the waiver of any conditions to the effective date of the amendments contemplated hereby, (f) except for releases or substitutions expressly permitted under the definitive credit documentation, releases of any Borrower or of any Guarantor or releases of the Collateral.
Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignments and Participations:
The Lenders will be permitted to assign loans and commitments under the Senior Facilities with the consent of the applicable Borrower or Borrowers, as the case may be, and the Agent, in each case not to be unreasonably withheld (except that, after the occurrence and during the continuance of an event of default, no Borrower's consent is required). Each assignment will be in a minimum amount of $5,000,000. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. All voting rights shall be retained by the selling Lender and no Participant shall be permitted to vote with respect to any matter under the Senior Facilities.
Expenses and Indemnification:
The Borrowers will indemnify the Arrangers, the Agent and the Lenders and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel to the Arrangers and the Agent) and liabilities of the Arrangers, the Agent and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether any Arranger, the Agent or any Lender is a party thereto) that relates to the Senior Facilities or the Bridge Facility, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that none of the Arrangers, the Agent or any Lender will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses of the Arrangers, the Agent and the Lenders for enforcement costs and documentary taxes associated with the Senior Facilities will be paid by the Borrowers.
Governing Law and Forum:	Texas.
U.S. Counsel to Agent and BOCM:	Gardere Wynne Sewell LLP.
Canadian Counsel to Agent and BOCM:	Fraser Milner Casgrain LLP.
U.S. Counsel to CSFB:	Cravath, Swaine & Moore LLP.

CONFIDENTIAL November 25, 2003	ANNEX I
Interest Rates:	The interest rates under the Senior Facilities will be as follows:
US Revolving Facility:
At the option of the US Borrowers, Adjusted LIBOR plus the LIBOR Margin or ABR plus the ABR Margin, based on the Utilization Percentage and as detailed in the Pricing Grid below.
Canadian Revolving Facility:

At the option of the Canadian Borrower, the Canadian Prime Rate plus the Canadian Prime Rate Margin or the Bankers' Acceptance discount rate plus the BA Margin, based on the Utilization Percentage and as detailed in the Pricing Grid below.

Notwithstanding the foregoing, upon the drawing of any amount under the Bridge Facility and from and after a to be determined grace period until such Bridge Loans have been repaid in full, the interest rates under the US Revolving Facility and the Canadian Revolving Facility shall be LIBOR plus 3.50% and the Bankers' Acceptance discount rate plus 3.50%, respectively.
The US Borrowers may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings. The Canadian Borrower may elect interest periods of 1, 2 or 3 months for Bankers Acceptances.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate or Canadian Prime Rate Loans) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.
ABR is the Alternate Base Rate, which is the higher of Bank One's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.
Adjusted LIBOR will at all times include actual statutory reserves applicable to the Agent.

Canadian Prime Rate is the higher of (i) the Agent's reference rate from time to time in effect for determining interest rates on commercial loans in Canadian dollars made in Canada and (ii) the CDOR Rate for one month plus 1%.

The discount rate for Bankers' Acceptances shall be the rate determined by the Agent in accordance with its normal banking practices at or around 10:00 a.m., Toronto time, on the date of issue and acceptance of the Bankers' Acceptances as the percentage discount rate at which the principal Toronto office of the Agent would be prepared to purchase bankers' acceptances having a face amount and term comparable to such Bankers' Acceptances.
Pricing Grid:
	Utilization Percentage of Borrowing Base	LIBOR/ BA Margin	ABR/ Canadian Prime Rate Margin	Commitment Fee
	100% or greater	300 b.p.	200 b.p.	50 b.p.
	90%-100%	200 b.p.	100 b.p.	50 b.p.
	75%-90%	175 b.p.	75 b.p.	50 b.p.
	50%-75%	150 b.p.	50 b.p.	37.5 b.p.
	< 50%	125 b.p.	25 b.p.	37.5 b.p.

"Utilization Percentage" means the percentage of the applicable Borrowing Base represented by the aggregate principal amount of all loans and letters of credit outstanding under the applicable Senior Facility.
Letter of Credit Fee:
A per annum fee equal to the LIBOR Margin under the US Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the US Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the US Revolving Facility by the US Borrowers, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the US Revolving Facility pro rata in accordance with the amount of each such Lender's US Revolving Facility commitment. In addition, the US Borrowers shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to one-eighth of one percent (0.125%) per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the US Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance, processing and administration fees.
Commitment Fees:
The US Borrowers and the Canadian Borrower will pay quarterly in arrears to the Agent for the ratable account of the applicable Lenders a commitment fee based upon the amount by which the applicable commitments exceed the daily average aggregate principal amount of loans outstanding under the applicable Senior Facility.

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CONFIDENTIAL November 25, 2003	EXHIBIT B

EXCO Resources, Inc.
$125,000,000 Senior Increasing Rate Bridge Loans
Summary of Principal Terms and Conditions1

        1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	EXCO Resources, Inc., a Texas corporation ("EXCO").
Bridge Loans:	Senior Increasing Rate Bridge Loans (the "Bridge Loans"). At the option of the Lenders, the Bridge Loans may be replaced by, or originally made in the form of, notes on identical economic terms.
Uses of Proceeds:
The proceeds of the Bridge Loans will be used by EXCO, together with cash on hand at the Company and the proceeds of a portion of the US Revolving Facility, solely (a) to pay the Acquisition Consideration, (b) to repay the Existing Term Debt, (c) to refinance existing debt of the Company and (d) to pay the Transaction Costs.
Principal Amount:	Up to $125,000,000 (or up to $90,000,000 if the VPP is consummated).
Guarantees:
EXCO Holdings, Inc. and each existing and subsequently acquired or organized subsidiary of EXCO that is a guarantor of the US Revolving Facility will guarantee the Bridge Loans on a senior basis; provided that the guarantee of Taurus shall be subordinate to the US Guarantee on terms reasonably satisfactory to the Agent and its counsel.
Security:
The Bridge Loans will be secured by a pledge of 65% of the outstanding capital stock of the Canadian Borrower and 100% of the outstanding capital stock of Taurus, in each case, subordinate to the pledge of such capital stock to the Agent for the benefit of the Lenders under the US Revolving Facility on terms reasonably satisfactory to Agent and its counsel.

Interest Rates:
Interest for the first three month period commencing on the Closing Date shall be payable at the greatest of (i) 10.0%, (ii) the London interbank offered rate for U.S. dollars (for a three-month interest period) (the "LIBO Rate") plus [ ][2] basis points and (iii) the Credit Suisse First Boston Corporation High Yield Index Rate (the "CSFB Index Rate") plus [ ][3] basis points (such greatest rate, the "Initial Rate"). Thereafter, interest shall be payable at the greatest of the following as determined at the beginning of each subsequent three-month period: (i) the LIBO Rate plus [ ][4] basis points, increasing by an additional 50 basis points at the end of each three-month period subsequent to the Closing Date for so long as the Bridge Loans are outstanding, (ii) the CSFB Index Rate plus [ ][5] basis points, increasing by an additional 50 points at the end of each three-month period subsequent to the Closing Date for so long as the Bridge Loans are outstanding and (iii) the interest rate applicable during the prior three-month period plus 50 basis points.

[2] The spread over the LIBO Rate will be determined so that on the date of execution of the Commitment Letter the sum of such spread and the LIBO Rate will be equal to 10.0%.
[3] The spread over the CSFB Index Rate will be determined so that on the date of execution of the Commitment Letter the sum of such spread and the CSFB Index Rate will be equal to 10.0%.
[4] The spread over the LIBO Rate will be determined so that on the Closing Date the sum of such spread and the LIBO Rate will be equal to the Initial Rate.
[5] The spread over the CSFB Index Rate will be determined so that on the Closing Date the sum of such spread and the CSFB Index Rate will be equal to the Initial Rate.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Bridge Loans, Senior Term Loans (as defined below) or the Senior Exchange Notes (as defined below) exceed the Total Cap. "Total Cap" means 16.0% if, on the Closing Date, the Bridge Loans are rated worse than B- by S&P or worse than B3 by Moody's, otherwise 15.0%. In addition, that portion, if any, of any interest payment representing a per annum yield in excess of the Cash Cap may be paid by capitalizing such excess portion of interest as additional Bridge Loans. "Cash Cap" means 14.0% if, on the Closing Date, the Bridge Loans are rated worse than B- by S&P or worse than B3 by Moody's, otherwise 13.0%.
Interest Payments:	Interest on the Bridge Loans will be payable in cash (except as provided above), quarterly in arrears.
Default Rate:	The applicable interest rate plus 2%.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Senior Term Loans or Senior Exchange Notes (including any limit upon the amount of interest payable in cash) affect the payment in cash of any default rate of interest in respect of any Bridge Loans, Senior Term Loans or Senior Exchange Notes.

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Maturity:
The Bridge Loans will mature on the first anniversary of the Closing Date (the "Maturity Date"). If, on the Maturity Date, any Bridge Loan has not been previously repaid in full and provided no Conversion Default (as defined below) has occurred and is continuing, such Bridge Loan will be automatically converted into a senior term loan (each a "Senior Term Loan") due on the date that is five years after the Closing Date (the "Extended Maturity Date"). The date on which Bridge Loans are converted into Senior Term Loans is referred to as the "Conversion Date". At any time on or after the Conversion Date, at the option of the applicable Lender, the Senior Term Loans may be exchanged in whole or in part for senior exchange notes (the "Senior Exchange Notes") having an equal principal amount.

"Conversion Default" means any default under the Bridge Loans Documents (as defined below), any payment default under other material indebtedness, any bankruptcy default or any default under the Fee Letter or any engagement letter between EXCO and the Investment Bank (as defined below).

The Senior Term Loans will be governed by the provisions of the Bridge Loans Documents and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.
Conversion Fee:
On the Conversion Date, EXCO shall pay to the holders of the Bridge Loans a conversion fee (the "Conversion Fee") in an amount equal to 2.75% of the aggregate principal amount of the Bridge Loans outstanding on such date (as determined immediately prior to the conversion of such Bridge Loans to Senior Term Loans).
Mandatory Prepayment:
EXCO will prepay the Bridge Loans with, subject to certain agreed exceptions, (i) the net proceeds from the issuance of the Securities (as defined below); (ii) the net proceeds from the issuance of any refinancing indebtedness on terms reasonably acceptable to the Required Lenders ("Refinancing Debt") or equity securities of EXCO or any of its subsidiaries; and (iii) the net proceeds from any asset sales (to be defined) by EXCO or any of its subsidiaries in excess of the amount (if any) required to be paid to the Lenders under the Senior Facilities. EXCO will also be required to prepay the Bridge Loans following the occurrence of a change of control (to be defined) at 101% of the outstanding principal amount thereof.
Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest, upon not less than five days' prior written notice, at the option of EXCO at any time.

3

Securities Offering:
EXCO agrees to engage one or more investment banks (collectively, the "Investment Bank") satisfactory to CSFB to publicly sell or privately place securities (the "Securities") that will provide proceeds in an amount at least equal to the proposed amount of the Bridge Loans or, if the Bridge Loans have been made, in an amount up to $150,000,000. At any time and from time to time upon notice by CSFB to EXCO (a "Securities Notice"), EXCO shall execute an offering of Securities (a "Securities Offering") upon such terms and conditions as specified in the Securities Notice, it being understood that: (a) the Investment Bank will determine in its reasonable discretion after consultation with EXCO, whether the Securities issued in the Securities Offering will be issued through a registered public offering or a private placement; (b) such Securities will have terms, including ranking, interest or dividend rate, yields and redemption prices, that are, in the judgment of the Investment Bank after consultation with EXCO, advisable to ensure a successful placement of the Securities (provided, however, that the weighted average yield thereof payable in cash shall not exceed the Cash Cap and the aggregate weighted average yield thereof shall not exceed the Total Cap); and (c) other arrangements with respect to such Securities will be customary, taking into account the then prevailing market conditions as determined by the Investment Bank.

Notwithstanding anything to the contrary contained herein, in the event of a failure by EXCO to execute a Securities Offering upon receipt of a Securities Notice, CSFB shall have the right to increase the interest rate with respect to the Bridge Loans or the Senior Term Loans, as the case may be, upon such failure (or any time thereafter) such that the aggregate weighted average yield of all outstanding Bridge Loans, Senior Term Loans and any then outstanding Senior Exchange Notes and Securities shall not exceed the Total Cap. The interest rate with respect to the Bridge Loans, Senior Term Loans and Senior Exchange Notes following any adjustment pursuant to the preceding sentence shall continue as the applicable interest rate through the maturity of the Bridge Loans, Senior Term Loans and Senior Exchange Notes, as the case may be (provided, however, that the interest rate with respect to any Senior Exchange Notes for which Senior Term Loans are exchanged will remain subject to increase as a result of a Registration Default (as defined below)). In addition, the Conversion Fee, if not previously paid, shall become immediately due and payable upon any such failure to execute a Securities Offering.
Right to Resell Bridge Loans:	Each Lender shall have the absolute and unconditional right to resell or assign the Bridge Loans held by it in compliance with applicable law to any third party at any time.

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Representations and Warranties:
The definitive documentation relating to the Bridge Loans (the "Bridge Loans Documents") will contain representations and warranties relating to EXCO Holdings and its subsidiaries that are usual and customary for transactions of this nature or required by the Arrangers for this transaction in particular, including, without limitation, accuracy of financial statements and other information in all material respects; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act and the Public Utility Holding Company Act; solvency; effectiveness of governmental approvals; labor matters; regulatory matters; and environmental matters.
Conditions Precedent to Borrowing:
The Senior Facilities, as amended, shall have become effective and the Borrowers shall have borrowed and have outstanding on the Closing Date not more than $310,000,000 thereunder (or not more than $185,000,000 if the VPP is consummated). In addition, (a) the Arrangers and the Investment Bank shall have received, not later than 15 business days prior to the Closing Date (excluding the period commencing December 20, 2003 and ending January 4, 2004), a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary "high-yield road show" relating to the Senior Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for EXCO as provided in Statement on Auditing Standards No. 71 or No. 100, as applicable) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes or that would be necessary for the Investment Bank to receive customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering of the Senior Notes and (b) the Investment Bank shall have been afforded a period of at least 15 business days following receipt of the material described in clause (a) (excluding the period commencing December 20, 2003 and ending January 4, 2004) to seek to place the Senior Notes with qualified purchasers thereof.

5

Covenants:
The Bridge Loans Documents will contain covenants relating to EXCO Holdings and its subsidiaries that are usual and customary for transactions of this nature or required by the Arrangers for this transaction in particular, including, without limitation, prohibition of dividends on, and redemptions and repurchases of, capital stock; limitations on prepayments, redemptions and repurchases of debt (other than (i) loans under the Senior Facilities and (ii) the prepayment of Bridge Loans with the proceeds of any Refinancing Debt or equity issued after the Closing Date); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; and limitations on changes in business conducted by EXCO Holdings and its subsidiaries.
Event of Default:
Customary for the type of transactions proposed and others to be reasonably specified by the Arrangers relating to EXCO and its subsidiaries, including, without limitation, nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross default (provided that any default arising solely from a cross-default to any Senior Facility shall be deemed waived or cured if waived by the percentage of Lenders required under such Senior Facility or cured to such Lenders' satisfaction) and cross acceleration, bankruptcy, material monetary judgments, ERISA events, actual or asserted invalidity of guarantees or material breach under any agreement with the Arrangers or any of their respective affiliates in connection with any aspect of the Transactions or in the payment of fees to the Arrangers described in the Fee Letter or any such letter or agreement.

In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority when the Arrangers or their affiliates hold a majority of the aggregate principal amount of the Bridge Loans) in aggregate principal amount of the Bridge Loans then outstanding, by notice in writing to EXCO, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of EXCO occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Loans.
Governing Law:	New York.
Counsel to CSFB:	Cravath, Swaine & Moore LLP.
Counsel to Bank One and BOCM:	Gardere Wynne Sewell LLP.

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ANNEX I

Senior Term Loans

Maturity:	The Senior Term Loans will mature on the date that is five years after the Closing Date.
Interest Rate:
The Senior Term Loans will bear interest at an interest rate per annum (the "Senior Term Loan Interest Rate") equal to the sum of the Conversion Rate, determined quarterly, plus the Conversion Spread (each determined as set forth below), provided that the Senior Term Loan Interest Rate for any such Senior Term Loan (i) shall not be less than (A) for the three month period commencing on the Conversion Date, the sum of the interest rate in effect for the Bridge Loan converted into such Senior Term Loan on the Conversion Date plus 50 basis points and (B) for each succeeding three month period, the sum of the interest rate for such Senior Term Loan applicable during the prior three month period plus 50 basis points and (ii) shall not at any time exceed the Total Cap. To the extent interest payable on the Senior Term Loans on any quarterly interest payment date is at a rate that exceeds the Cash Cap, EXCO shall have the option to pay such excess interest by borrowings of additional Senior Term Loans with a principal amount equal to such excess portion of interest. Interest shall be payable on the last day of each fiscal quarter of EXCO and on the maturity date of the Senior Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.

The "Conversion Rate", as determined on the Conversion Date and at the beginning of each subsequent quarterly interest period, means the per annum rate equal to the greater of (i) the LIBO Rate plus [ ][6] basis points and (ii) the CSFB Index Rate plus [ ][6] basis points.

The "Conversion Spread" will equal, with respect to any Senior Term Loan, 0.50% during the three month period commencing on the Conversion Date for such Senior Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three month period.

        6 The spread over the LIBO Rate and the CSFB Index Rate, as the case may be, with respect to any Senior Term Loan will be determined so that, on the Conversion Date for such Senior Term Loan the sum of such spread and the LIBO Rate and the CSFB Index Rate, as the case may be, will be equal to the interest rate in effect for the Bridge Loan converted into such Senior Term Loan on such Conversion Date.

ANNEX II

Senior Exchange Notes

Issue:	The Senior Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.
Maturity:	The Senior Exchange Notes will mature on the date that is five years after the Closing Date.
Interest Rate:
The Senior Exchange Notes will bear interest at a fixed rate equal to the interest rate on the Senior Term Loan surrendered in exchange for such Senior Exchange Note as of the date of such exchange, provided that any Lender that surrenders Senior Term Loans in exchange for Senior Exchange Notes may elect to receive such Senior Exchange Notes in the form of multiple tranches of Senior Exchange Notes (with such tranches bearing different interest rates and having different maturities, ranking and other terms, all as determined by CSFB after consultation with BOCM and EXCO), so long as the weighted average yield of such tranches does not exceed the weighted average yield of such surrendered Senior Term Loans.
Optional Redemption:
Senior Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each Senior Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is six months prior to the maturity of the Senior Exchange Notes.
Defeasance Provisions:	Customary for publicly traded high yield debt securities.
Modification:	Customary for publicly traded high yield debt securities.

Registration Rights:
EXCO shall file, within 30 days after each issuance of Senior Exchange Notes (the date of each such issuance, an "Issue Date"), and will use its commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to such Senior Exchange Notes so issued (each, a "Shelf Registration Statement"). If a Shelf Registration Statement is filed, EXCO will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Exchange Notes to which such Shelf Registration Statement relates. EXCO shall cause (i) the Shelf Registration Statement with respect to the Senior Exchange Notes issued on the first Issue Date to be declared effective by the date (the "First Effectiveness Date") that is 120 days from the first Issue Date and (ii) each Shelf Registration Statement with respect to any Senior Exchange Note issued subsequent to the first Issue Date to be declared effective by the date (each, a "Subsequent Effectiveness Date" and, together with the First Effectiveness Date, an "Effectiveness Date") that is 30 days from the date of issue of such Senior Exchange Note, provided that any Subsequent Effectiveness Date shall be extended to 120 days from the date of issue of such Senior Exchange Note to the extent that EXCO receives written notice that the Shelf Registration Statement to which such Senior Exchange Note relates will be reviewed by the Securities and Exchange Commission. Any failure on the part of EXCO to cause any Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a "Registration Default". In the event of a Registration Default with respect to any Senior Exchange Note, EXCO will pay liquidated damages in the form of increased interest of 0.50% per annum on the principal amount of such Senior Exchange Note to the holder of such Senior Exchange Note, to the extent that such holder is unable to freely transfer such Senior Exchange Note, from and including the applicable Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Senior Exchange Note. On the 90th day after the Effectiveness Date with respect to any such Senior Exchange Note, the liquidated damages shall increase by 0.50% per annum and, on each 90-day anniversary of the Effectiveness Date thereafter, shall increase by 0.50% per annum to a maximum increase in interest of 2.00% per annum (such damages to be payable by issuing additional Senior Exchange Notes, if the interest rate thereon exceeds the Cash Cap). EXCO will also pay such liquidated damages to the holder of a Senior Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Senior Exchange Note that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date.

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Covenants:	Customary for publicly traded high yield debt securities.
Events of Default:	Customary for publicly traded high yield debt securities and specifically excluding any cross default to the Senior Facilities but including cross acceleration.

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  Exhibit (b)(1)